Securities and Exchange Commission	01 December 2014

100 F Street NE

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 31, 2014, of Champions Oncology, Inc. and are in agreement with the statements in the last two paragraphs within Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.